SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
  THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION ON DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 1-14595

                         Fox Entertainment Group, Inc.
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            (Exact name of registrant as specified in its charter)


     1211 Avenue of the Americas, New York, New York 10036, (212) 852-7111
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Class A Common Stock, par value $.01 per share
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           (Title of each class of securities covered by this Form)


                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [x]         Rule 12h-3(b)(1)(i)       [x]
         Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)       [ ]         Rule 12h-3(b)(2)(ii)      [ ]
                                                Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
ONE


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Pursuant to the requirements of the Securities Exchange Act of 1934, Fox
Entertainment Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           FOX ENTERTAINMENT GROUP, INC.


Date:  March 22, 2005                      By:  /s/ Paula M. Wardynski
                                                -----------------------------
                                           Name:  Paula M. Wardynski
                                           Title: Vice President, Treasurer and
                                                  Assistant Secretary